UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 5, 2010

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

750 Lexington Avenue, 25th Floor, New York, New York 10022

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (212) 754-2233

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 5, 2010, Scientific Games Corporation (the “Company”) and certain of its subsidiaries completed the previously announced sale of the Company’s racing and venue management businesses (the “Racing Business”) to Sportech Plc (“Sportech”) and certain of its affiliates, pursuant to the Purchase Agreement dated as of January 27, 2010 (the “Purchase Agreement”).  Upon the closing of the transaction, the Company received approximately $33 million in cash (subject to certain post-closing adjustments as specified in the Purchase Agreement) and 39,742,179 ordinary shares of Sportech stock (the “Consideration Shares”), representing approximately 20% of Sportech’s outstanding shares as of the closing of the transaction.  The Consideration Shares were valued at approximately $26 million based on the closing price of Sportech stock on October 4, 2010.  Sportech has also agreed to make an additional cash payment to the Company on September 30, 2013 of approximately $10 million.

Sportech has agreed to make a further cash payment to the Company of:

•                  $5 million, in the event that, over a period of three years commencing at the end of the first quarter after the closing of the transaction (during which Sportech does not acquire a “Relevant U.S. Business” as defined), the average annual EBITDA of the Racing Business equals or exceeds $20 million but does not exceed $21 million; or

•                  $8 million, in the event that, over a period of three years commencing at the end of the first quarter after the closing of the transaction (during which no Relevant U.S. Business is acquired), the average annual EBITDA of the Racing Business equals or exceeds $21 million; or

•                  $8 million, in the event that any Relevant U.S. Business is acquired during a period of three years commencing at the end of the first quarter after the closing of the transaction and the annual EBITDA of the Racing Business (including that Relevant U.S. Business) calculated in accordance with the terms of the Purchase Agreement (less 15% of the purchase price for the Relevant U.S. Business) equals or exceeds $25 million.  (Acquisition of a “Relevant U.S. Business” for this purpose refers to an acquisition of all or substantially all of an operating business for consideration in excess of $15 million engaged in the same business as the Racing Business where at least 50% of the revenue of that business in the twelve month period up to closing of such acquisition derives from activities conducted in the United States (a “Relevant U.S. Business”).)

The Company entered into an Investors’ Agreement with Sportech in respect of its holdings of the Consideration Shares, under which the Company may not sell or otherwise dispose of the Consideration Shares for a period of three years after the closing of the transaction, subject to certain exceptions, including where Sportech or certain of its affiliated persons are in violation of law or subject to certain other regulatory concerns, where Sportech engages in certain types of lottery business or where Sportech breaches certain obligations to provide information to the Company pursuant to the Purchase Agreement.

The Company’s 29.4% equity interest in Roberts Communications Network, LLC was not part of the businesses that were sold to Sportech in the transaction.

Upon the closing of the transaction, Brooks Pierce, President of Scientific Games Racing, LLC, was appointed to the Sportech Board as President of the Racing Business and Chief Business Development Officer, and A. Lorne Weil, Chairman of the Company, was appointed to the Sportech Board as a Non-Executive Director (in his individual capacity and not as a representative of the Company).  In connection therewith, Sportech granted each of Messrs. Pierce and Weil equity awards in respect of 1,176,470 ordinary shares of Sportech stock under the terms of the Sportech Performance Share Plan.  Messrs. Pierce and Weil purchased 500,000 and 2,000,000 ordinary shares of Sportech, respectively, at a price of £0.50 per share pursuant to an equity offering that was completed by Sportech in early 2010.

The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2010.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

To the extent financial statements are required by this item, they will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The following unaudited pro forma financial information is attached as Exhibit 99.2 hereto and gives effect to the disposition of the Company’s Racing Business as if it had occurred on January 1, 2009:

Pro Forma Consolidated Statement of Operations for the year ended December 31, 2009 and for the six months ended June 30, 2010 and the notes related thereto.

To the extent additional financial information is required to be filed by this item, it will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

(d)  Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2009 and for the six months ended June 30, 2010 and the notes related thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Senior Vice President and Chief Financial Officer
Date: October 12, 2010

Exhibit Index

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2009 and for the six months ended June 30, 2010 and the notes related thereto.